                                                                Exhibit 10.11


                              [OKIDATA LETTERHEAD]


April 26, 1996


Mr. Bart Shuldman
Ithaca Peripherals Incorporated
7 Laser Lane
Wallingford, CT 06492

        Re:  OEM Agreement

Dear Bart:

The purpose of this letter is to renew our OEM Agreement for another five (5) year term which will begin August 28, 1995 and expire August 28, 2000, with deliveries to be completed by February 28, 2001, and to replace Exhibit A with the new Exhibit A as attached. The terms and conditions of this new Agreement will be as stated in the OEM Agreement which we entered in January 21, 1991 and all subsequent agreed upon amendments made thereto.

This Agreement will be subject to the provisions of a Strategic Agreement upon execution of that Agreement between the Parties.

If you agree to this renewal contract, please indicate your acceptance by signing both originals in the space provided. Retain one duplicate original for your records and return the other to my attention.

Certain we appreciate our long standing business relationship as we look forward to continued success in the future.

Sincerely,                              Ithaca Peripherals Incorporated

                                        /s/ Bart C. Shuldman
/s/ David L. Vaughn                     ---------------------------------
                                        (Signature)
David L. Vaughn
Manager, Legal Affairs                  Bart C. Shuldman
                                        ---------------------------------
                                        (Name)

Enclosure                               May 9, 1996
                                        ---------------------------------
cc:  T. Donahue                         (Date)
     E. Morris
     J. Rowley

                       T A B L E   O F   C O N T E N T S

                         OKIDATA OEM PURCHASE AGREEMENT

                                                                           Page

 1.  TERM OF AGREEMENT ...........................................            2
 2.  CUSTOMER ORDERS .............................................            2
 3.  PRICES ......................................................            2
 4.  DELIVERY SCHEDULES ..........................................            3
 5.  RESCHEDULING OF DELIVERIES ..................................            3
 6.  CANCELLATION CHARGES ........................................            4
 7.  CUSTOMER FORECASTS ..........................................            5
 8.  PAYMENT .....................................................            5
 9.  PATENT INDEMNITY ............................................            5
10.  TERMINATION .................................................            5
11.  SHIPPING AND RISK OF LOSS ...................................            6
12.  LIMITATION OF LIABILITY .....................................            6
13.  TRAINING ....................................................            7
14.  VALUE ADDED .................................................            7
15.  EXPORT RESTRICTIONS .........................................            7
16.  CONFIDENTIALITY AND PROPRIETARY RIGHTS ......................            7
17.  GENERAL PROVISIONS ..........................................            8
EXHIBIT A - ......................................................       PRICES
EXHIBIT B - ......................................................     WARRANTY
EXHIBIT C - ......................................................  SPARE PARTS


                                                                REVISED 1/24/90

                                    OKIDATA

                         DIVISION OF OKI AMERICA, INC.

                             OEM PURCHASE AGREEMENT

Ithaca Peripherals, Inc. agrees to purchase and OKIDATA Division of OKI AMERICA, INC., (OKIDATA) agrees to sell the Product(s) together with their associated documentation, in the quantity specified in the annexed Exhibit A (the Specified Quantity), at the prices set forth in that Exhibit A and upon the terms and conditions set forth herein. "Products" as used herein and throughout the Agreement pertain to printers. "Standard product" refers to that Product available "off the shelf" from OKIDATA without modification to meet a particular custom configuration.

1.      TERM OF AGREEMENT

The term of this Agreement shall be two (2) years commencing on the date on which the last of the parties executes this Agreement (the Effective Date). Orders placed during this twenty-four (24) month ordering period must be scheduled for delivery within thirty (30) months of the Effective Date.

2.      CUSTOMER ORDERS

Purchases by Customer will be by individual written Customer purchase orders made during the term of this Agreement issued to and accepted by OKIDATA. Each purchase order, subject to the conditions set forth in Paragraph 4 below, shall set forth the desired delivery schedule for each Product.

3.      PRICES

A. Subject to the conditions set forth in subparagraph B below, the unit price for the Specified Quantity and any quantity in excess thereof purchased by Customer shall be as set forth in Exhibit A.

B. In the event Customer, during the [confidential treatment requested] term hereof, issues purchase orders for a quantity less than the Specified Quantity, the unit price of each Product shall be adjusted retroactively, in accordance with the pricing set forth in Exhibit A, to the quantity level actually purchased and OKIDATA may invoice for the price differential immediately. To facilitate compliance with this requirement, OKIDATA will review purchase orders issued by Customer for each Product twelve (12) months and eighteen
        (18) months after the Effective Date and anniversary date thereof for the following purposes:


        (i) If, at the end of [confidential treatment requested], Customer shall not have issued purchase orders for a [confidential treatment requested] of the Specified Quantity, the Specified Quantity shall be reduced to [confidential treatment requested], the unit price shall be retroactively adjusted to that for the reduced specified Quantity and OKIDATA may invoice immediately for the price differential for Products already delivered. All subsequent deliveries shall also be invoiced at the retroactively adjusted unit price.

        (ii) If, at the end of [confidential treatment requested] Customer shall not have issued purchase orders for a [confidential treatment requested] of the Specified Quantity, the Specified Quantity shall be reduced to [confidential treatment requested] by OKIDATA to that date (to the nearest lower unit) the unit price shall be retroactively adjusted to that for the reduced Specified Quantity and OKIDATA may invoice immediately for the price differential for Products already delivered. All subsequent deliveries shall also be invoiced at the retroactively adjusted unit price.


        (iii) At the expiration of the term of this Agreement, the unit price of all Products purchased by Customer hereunder shall be adjusted for the quantity of such Products actually purchased and OKIDATA shall, as the case may be, either invoice Customer for any amounts retroactively due or issue a credit to Customer for overpayment.





4.      DELIVERY SCHEDULES

A. Deliveries for Product pursuant to each purchase order shall be scheduled to commence no earlier than one hundred twenty (120) days after its receipt of such order by OKIDATA. Notwithstanding the one hundred-twenty (120) days OKIDATA shall, at Customer's request, make reasonable efforts to deliver Products in as short a time as practicable and Customer shall accept same when so delivered.




5.      RESCHEDULING OF DELIVERIES

A. With respect to any Standard Product on any single purchase order, Customer may, by issuing a written amendment to that purchase order, and upon the following conditions, reduce the quantity of the Standard Product to be delivered in accordance with the purchase order delivery schedule:

          (i) There has been no prior reduction in delivery of that Product on that purchase order.

         (ii) A new delivery schedule will be set forth in the amendment for Standard Products deleted from the original delivery schedule of the purchase order.

        (iii) A maximum reduction of seventy-five (75%) percent of the quantity may be made provided the amendment is received by OKIDATA more than sixty (60) days prior to scheduled delivery.

         (iv) A maximum reduction of fifty (50%) percent of the quantity may be made provided the amendment is received by OKIDATA between thirty-one (31) and sixty (60) days prior to scheduled delivery.

          (v) Any attempted reduction exceeding the quantities set forth in this Paragraph 5, to the extent of the excess of the quantities specified in sub-paragraphs C and D, and any attempted reduction made within thirty (30) days prior to scheduled delivery may, at the option of

        OKIDATA, be treated as a cancellation, effective on the date purchase order, and Customer shall pay the cancellation charges set forth in Paragraph 6 below.


B. Rescheduling of deliveries for Non-Standard Product will be quoted on a case by case basis and will vary from the above modification required and a fully executed addendum will be enjoined to this Agreement accordingly.


6.  CANCELLATION CHARGES

A. In the event Customer cancels any purchase order or portion thereof, Customer, upon receipt of invoice shall pay OKIDATA cancellation charges computed for Standard Product as follows:

     CANCELLATION NOTICE
     RECEIVED BY OKIDATA         CANCELLATION CHARGE

     31 to 60 days prior to      Ten (10%) percent of the
     originally scheduled        Specified Quantity price.
     delivery date.

     Excess of 60 days           No charge.

     Cancellation notices received within the thirty (30) day period prior to the originally scheduled delivery or attempted cancellation of a previously rescheduled deliveries will be void and of no force and effect, and Customer will be liable for the full unit price of each Standard Product.

B. Cancellation charges for "Non Standard Product" will vary depending on the extent that the "Non Standard Product" differ from the Standard Product as set forth in an addendum to this Agreement.


7.  CUSTOMER FORECASTS

     Once each month Customer will furnish to OKIDATA a written non-binding forecast of its requirements for the Product(s) for the ensuing one-hundred eighty (180) days.


8.  PAYMENT

A. Payment shall be made within [confidential treatment requested] from the date of invoice, or, in the event special terms are required, those terms as specified by OKIDATA to Customer. Interest shall accrue thereafter at the rate of [confidential treatment requested] on the unpaid balance.




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
B. Prices are exclusive of any sales, use, property, and like taxes. Any such tax OKIDATA may be required to collect or pay upon the sale or delivery of the Products shall be promptly reimbursed by Customer.

9.   PATENT INDEMNITY

A. OKIDATA shall defend or settle any suit or proceeding brought against Customer to the extent that such suit or proceeding is based on a claim that Products manufactured to OKIDATA's design and purchased hereunder constitute an infringement of an existing United States Patent, provided OKIDATA is notified promptly in writing and given complete authority, information and assistance required for defense of same, and OKIDATA shall pay all damages and costs awarded as a result thereof against Customer. OKIDATA, however, shall not be responsible for any cost, expense, or compromise incurred or made by Customer without OKIDATA's prior written consent.

B. In the event any Product furnished hereunder is, in OKIDATA's opinion, likely to or does become the subject of a claim of infringement of a patent, OKIDATA may, at its option and expense, procure for Customer the right to continue using the Product, replace same with a non-infringing Product of similar capability, or modify the Product so it becomes non-infringing. If, in OKIDATA's opinion, none of the foregoing alternatives is reasonably available to OKIDATA, OKIDATA may terminate this Agreement forthwith by written notice to Customer and, upon return or disposal of the Product in accordance with the written instructions of OKIDATA, refund the price paid by Customer, less straight line depreciation on the basis of a five (5) year life of the Product.

C. OKIDATA shall have no responsibility or liability for any claim of infringement (i) arising out of the use of its Products in combination with non-OKIDATA products, or (ii) if such infringement arises out of Product manufactured to Customer's design, or (iii) if such infringement arises as a result of a customer modification to the product.

D. The foregoing states the entire liability of OKIDATA with respect to infringement of any patent by the Products of OKIDATA or any parts thereof and, anything herein to the contrary notwithstanding, OKIDATA's liability to Customer hereunder shall in no event exceed the total price plus taxes and other associated charges paid to OKIDATA by Customer for each infringing Product purchased pursuant to this Agreement.


10.  TERMINATION

This Agreement may be terminated or canceled as follows:

A. By either party at any time if the other party violates any provision of this Agreement. The defaulting party shall have a period of thirty (30) days from the date of receipt of written notice from the non-defaulting party describing the default within which to remedy the default. Should Customer be the defaulting party, OKIDATA, during the aforesaid thirty
        (30) day period, shall be relieved of any obligations imposed on it by this Agreement until the default is cured. The termination shall become effective at the end of the thirty (30) day period if the defaulting party has failed to remedy the default.

B. If either party (i) admits in writing its inability to pay its debts generally as they become due, or (ii) makes an assignment for the benefit of its creditors, or (iii) institutes or consents to the filing of a petition in bankruptcy, whether for reorganization or liquidation, under federal or similar applicable state laws, or (iv) is adjudged bankrupt or insolvent by a court having jurisdiction, then in either of such events, the other party may, by written notice, immediately terminate this Agreement.

C. Termination by OKIDATA of this Agreement or any other similar agreement with Customer shall be sufficient justification, at OKIDATA's option, and without liability to OKIDATA, for termination of any or all other Agreements between OKIDATA and Customer.

D. Customer's obligation to pay for all Products received by it hereunder shall survive termination of this Agreement. Moreover, should termination be effected by OKIDATA for any of the reasons set forth in this Paragraph 10, Customer shall be liable for the undelivered quantity of Products to the same extent as if Customer had canceled deliveries pursuant to Paragraphs 3.B. or 6 above, at OKIDATA's option.

11.     SHIPPING AND RISK OF LOSS

        All prices are F.O.B. OKIDATA's Cherry Hill, N.J. facilities. OKIDATA will package the Products in accordance with accepted standard commercial practices for normal shipment considering the type of Product involved and the normal risks encountered in shipments. Customer shall designate the method of shipment on each individual purchase order issued against this Agreement. OKIDATA shall arrange for shipment by the designated method. All transportation charges are freight collect.

12.     LIMITATION OF LIABILITY

        In no event will OKIDATA be liable for loss of profits or incidental, special, or consequential damages arising out of any breach of obligations under this Agreement, nor will OKIDATA be liable for any damages caused by delay in delivery of the Products being purchased hereunder.

13.  TRAINING

     OKIDATA will provide one course for six (6) Customer Employees for a period appropriate to the particular Product purchased (usually two (2) days). The course will be given at OKIDATA's Mt. Laurel facility and will be scheduled at a mutually agreeable time. OKIDATA will provide course material and documentation free of charge. Travel and living expenses are to be borne by Customer. Customer on-site training may be given at Customer's expense and in accordance with OKIDATA's policy at the time of execution of this Agreement.

14.  VALUE ADDED

     Customer warrants and represents that the Products purchased hereunder are for use and resale by Customer as part of, or as accessories to, equipment manufactured or assembled by Customer.

15.  EXPORT RESTRICTIONS

     Customer warrants that it shall not at any time make or permit any export or reexport of OKIDATA products directly or indirectly to any country, without full compliance with United States export laws and regulations as issued by the United States Department of Commerce, Office of Export Administration, as amended from time to time, as those laws and regulations apply to OKIDATA products, and all other things delivered to, or derived from things delivered to, Customer under the OEM Purchase Agreement. Customer's failure to comply with the requirements of this paragraph constitutes an event of default giving OKIDATA the right to terminate the OEM Purchase Agreement immediately.

16. CONFIDENTIALITY AND PROPRIETARY RIGHTS

     Customer (including its agents and employees) warrants that it shall not disclose to any third party, or use or reproduce for any purpose whatsoever, and treat as proprietary to OKIDATA, OKIDATA's trade secrets, technical data, methods, processes or procedures or any other confidential, financial, or business information or data of OKIDATA which Customer has access to or becomes aware of during the course of its performance of the OEM Purchase Agreement, without the prior written consent of OKIDATA.

Nothing herein shall limit Customer's use or dissemination of information not derived from OKIDATA, or any information that was, or subsequently has been, made public by OKIDATA. This obligation shall survive the cancellation or other termination of the OEM Purchase Agreement.

17.  GENERAL PROVISIONS

A. All notices required to be given hereunder will be sent by registered or certified mail, return receipt requested, postage prepaid, forwarded to the appropriate party at the address shown below, or at such other addresses as that party may, from time to time, advise in writing, and which have been received in the ordinary course of post.

B. Neither party shall have the right to assign its rights or obligations under this Agreement except with the written consent of the other party, provided, however, that a successor in interest by merger, by operation of law, or by assignment, purchase or otherwise of the entire business of either party, shall acquire all interest of such party hereunder. Any prohibited assignment shall be null and void.

C. The failure of either party to enforce at any time the terms, conditions, requirements, or any other provisions of this Agreement shall not be construed as a waiver by such party of any succeeding non-performance of the same term, condition, requirement or any other provision of this Agreement.

D. The headings of paragraphs contained herein are for convenience and reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation thereof.

E. The parties agree that if any portion of this Agreement shall be held illegal and/or unenforceable, the remaining portions of this Agreement shall continue to be binding and enforceable provided that the effectivity of the remaining portion of this Agreement would not defeat the overall business intent of the parties, or give one party any substantial financial benefit to the detriment of the other party.

F. This Agreement and its appendices shall be governed by the laws of the party against whom a claim is being made in any dispute, or if such claim is made in litigation, by the laws of the state of the defendant.

G. This Agreement constitutes the entire Agreement between the parties and supersedes all prior discussion either oral or in writing.

H. The terms and conditions of this Agreement will prevail notwithstanding any variance with the terms and conditions of any order or release submitted by Customer, or any release acknowledgment returned by OKIDATA. Except as expressly set forth in this Agreement, this Agreement shall not be deemed, or construed to be, modified, amended, rescinded, or canceled in whole or in part, except by written amendment executed by the parties hereto. I. EXHIBIT B, WARRANTY, AND EXHIBIT C, SPARE PARTS, attached hereto, are hereby incorporated herein by this reference.


IN WITNESS WHEREOF, the parties hereto have set their names on the dates hereinafter set forth.

ITHACA PERIPHERALS, INC.        OKIDATA
767 Warren Road                 Division of OKI AMERICA,
ITHACA, NY 13073                532 Fellowship Road
                                Mt. Laurel, New Jersey 08054

BY: /s/ S. SCOTT KUMPF          BY: /s/ D. L. VAUGHN
    --------------------              ----------------------
S. Scott Kumpf                  David L. Vaughn
- ------------------------        ----------------------------
Typed name                      Typed name
President                       Mgr. Sales Operations Mgmt.
- ------------------------        ----------------------------
Title                           Title
        1/18/91                              1/21/91
- ------------------------        ----------------------------
Date                            Date




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

                                    EXHIBIT A

        Product                 Specification     Order          Quantity       ITHACA Price
                                    Number        Mult.
- -------------------------------------------------------------------------------------------------
ITHACA ML172 Parts Kit,                           500
IBM Parallel 120 VAC.

ITHACA ML172 Parts Kit,                           500
IBM Parallel, 220 VAC.

ITHACA ML172 Parts Kit,                           500
IBM RS-232C Serial, 120 VAC.

ITHACA ML172 Parts Kit,                           500            [Confidential Treatment Requested]
IBM RS-232C Serial, 220 VAC.

ITHACA ML184T Parts Kit,                          500
IBM Parallel, 120 VAC.

ITHACA ML184T Parts Kit,                          500
IBM Parallel, 220 VAC.

ITHACA M90 Kit                                    500
                                                                 *
                                                                 *

* Specified Quantity
  Other pricing is provided for retroactive pricing as necessary.

NOTE: The Product contained in this Exhibit "A" Agreement is NOT covered by an OKIDATA warranty and does not include a ribbon cassette, AC line cord or carriage shaft.